Exhibit 10.11(o)
MANPOWERGROUP INC.

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed effective as of February 13, 2013 by and between MANPOWERGROUP INC., a Wisconsin corporation (the “Corporation”), and Chandrashekar Sriram (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1. Provisions of Plan Control

    This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2. Terms of Award and Performance Goal

    The Employee has been granted a Target Grant of 7,610  Performance Share Units under the Plan.  The actual number of Performance Share Units that may be earned by Employee will be determined as described below, based upon the actual results for the Performance Period compared to the Performance Goal, subject to the vesting condition of continued employment, as described below.  The Performance Goal and the number of Performance Share Units that may be earned based on actual results for SG&A as a Percentage of Gross Profit (“SG&A Percentage) for the Performance Period will be as follows:

SG&A Percentage For the Performance Period	Resulting Performance Share Units Earned
Target SG&A Percentage (81%)	100% of Target Grant
Outstanding SG&A Percentage (76%)	150% of Target Grant

    If actual SG&A Percentage for the Performance Period is above the Target SG&A Percentage specified above (i.e., higher than 81%), no Performance Share Units will be earned, and if actual SG&A Percentage for the Performance Period is less than the Outstanding SG&A Percentage specified above (i.e., less than 76%), the number of Performance Share Units earned will equal the number earned for the Outstanding SG&A Percentage.  Actual SG&A Percentage for the Performance Period between the Target SG&A Percentage and the Outstanding SG&A Percentage shall result in a number of Performance Share Units earned determined on a linear basis.  In order to vest in the Performance Share Units earned, the Employee must remain an employee of the Corporation or its direct and indirect subsidiaries (collectively, “ManpowerGroup”) continuously from the date of this Award until the last day of the Service Period.

3. Award Payment

    The number of Performance Share Units earned shall be paid in Shares after the end of the Service Period as soon as administratively practicable.

4. Termination of Employment

    Employee must be an employee of ManpowerGroup continuously from the date of this Award until the last day of the Service Period in order for Employee to become vested in the Performance Share Units he or she may earn hereunder.  Section 10(d)(2) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement.

5. Triggering Event

    Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement.

6. Dividends and Voting Rights

    The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

7. Taxes

    The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

8. Definitions

a.	“Target Grant” means the number of Performance Share Units established for Employee to earn at Target SG&A Percentage.

b.
“SG&A Percentage” means the Corporation’s Selling, General & Administrative Expenses as a percentage of Gross Profit, determined in accordance with Generally Accepted Accounting Principles (“GAAP”) as reported on the Corporation’s audited financial statements, with adjustments to be made for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category):

i.	goodwill impairment;

ii.	nonrecurring restructuring gains or charges; and

iii.	other large, non-recurring, non-controllable items.

c.	“Performance Goal” means the SG&A Percentage targets for the Performance Period as set by the Administrator.

d.	“Performance Period” means the 12-month period beginning on January 1, 2015 and ending on December 31, 2015.

e.	“Service Period” means the 42-month period beginning on January 1, 2013and ending on July 1, 2016.

9.           Multiple Executed Copiess

    This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWERGROUP INC.

By:
/s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chief Executive Officer

    The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

/s/ Ram Chandrashekar
Ram Chandrashekar
Employee